Exhibit (d)(30)

Ipsen, S.A. and Suraypharm

42, rue du Docteur Blanche

75016 Paris

France

Beaufour Ipsen Pharma, S.A.S.

24 rue Erlanger

75016 Paris

France

Attention: Christophe Jean

June 4, 2008

Re:	Beneficial ownership of common stock of Tercica, Inc.

Christophe:

We refer to the Agreement and Plan of Merger dated as of the date hereof by and among Tercica, Inc., Beaufour Ipsen Pharma, S.A.S. (BIP) and Tribeca Acquisition Corporation (Merger Sub), and effective upon the execution thereof by all parties (the Merger Agreement). Unless the context otherwise requires, words and expressions defined in the Merger Agreement shall have the same meanings where used in this letter.

Please be advised that in contemplation of the Merger, and in the event that the aforementioned parties enter into the Merger Agreement, we as Affiliates of BIP, and as an inducement for BIP and Merger Sub to enter into the Merger Agreement, hereby undertake to vote or cause to be voted all Shares issued and outstanding as of the date of the stockholder meeting to vote on the adoption of the Merger Agreement that we beneficially own or with respect to which either of us has the power (by agreement, proxy or otherwise but not including the voting agreements between members of the Purchaser Group and the Company’s Stockholders entered into in connection with the Stock Purchase Agreement) to cause to be voted, in each case as of the date of the Merger Agreement, in favor of the adoption and approval of the Merger Agreement at the Company’s Stockholders’ Meeting and at all adjournments or postponements thereof. Furthermore, (i) in the event that either of us transfers any such shares or beneficial ownership or voting power thereof to any other Affiliate of BIP on or before the date of the Merger Agreement, we undertake to procure that any such Affiliate will likewise vote or cause such Shares to be voted in favor of the adoption and approval of the Merger Agreement at the Company’s Stockholders’ Meeting and at all adjournments or postponements thereof; and (ii) we undertake not to transfer any such shares or beneficial ownership or voting power over any shares other than as contemplated in the preceding clause (i).

Yours sincerely,

JEAN-LUC BÉLINGARD

/s/ Jean-Luc Bélingard

Duly authorized for and on behalf of
Ipsen, S.A.

JEAN-LUC BÉLINGARD

/s/ Jean-Luc Bélingard

Duly authorized for and on behalf of
Suraypharm